Exhibit (a)(1)(A)

Offer to Purchase for Cash

All Outstanding Tranche B Warrants to Purchase Shares of Common Stock

and

All Outstanding Tranche C Warrants to Purchase Shares of Common Stock

of

GENTEK INC.

at

$4.25 Net Per Tranche B Warrant

and

$4.75 Net Per Tranche C Warrant

by

ACP ACQUISITION, LLC

ABRAMS CAPITAL, LLC

GREAT HOLLOW PARTNERS, LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL

EXPIRE AT 12:00 MIDNIGHT,

NEW YORK CITY TIME,

ON MONDAY, NOVEMBER 14, 2005, UNLESS THE OFFER IS EXTENDED.

This “Offer” is being made by ACP Acquisition, LLC, a Delaware limited liability company, Abrams Capital, LLC, a Delaware limited liability company, and Great Hollow Partners, LLC, a Delaware limited liability company (together, the “Purchaser”), to purchase all of the outstanding Tranche B Warrants (the “Tranche B Warrants”) and all of the outstanding Tranche C Warrants (the “Tranche C Warrants” and together with the Tranche B Warrants, the “Warrants”) of GenTek Inc. (“GenTek” or the “Subject Company”).

This Offer is not conditioned upon any minimum number of Tranche B Warrants or Tranche C Warrants being tendered. This Offer also is not conditioned upon any required financing. We have sufficient cash funds on hand to purchase any all Warrants validly tendered and not withdrawn in the Offer. As such, we believe there are no significant conditions to the Offer. There are, however, certain customary conditions to the Offer, including a condition that we are satisfied, in our reasonable discretion, that the restrictions on transfer contained in GenTek’s certificate of incorporation will not apply to our purchase of the Warrants under this Offer or to our exercise of the Warrants so acquired and that on or after October 17, 2005 and before the expiration of the Offer, there shall not have occurred any material adverse change to GenTek. See Section 15—“Conditions of the Offer.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Questions and requests for assistance may be directed to the Information Agent or the Depositary at the addresses and telephone numbers set forth on the back cover to this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be directed to the Information Agent. A warrantholder also may contact brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

October 17, 2005

IMPORTANT

Any warrantholder desiring to tender all or a portion of such warrantholder’s Warrants must:

1. for Warrants that are registered in the name of a broker, dealer, bank, trust company or other nominee:

•	contact the broker, dealer, bank, trust company or other nominee and request that the broker, dealer, bank, trust company or other nominee tender the Warrants to the Purchaser before the expiration of the Offer.

2. for Warrants that are registered in such warrantholder’s name and held in book-entry form:

•	complete and sign the Letter of Transmittal (or a manually signed facsimile) in accordance with the instructions in the Letter of Transmittal, unless an Agent’s Message (as defined in the Letter of Transmittal) is utilized;

•	if using the Letter of Transmittal, have such warrantholder’s signature on the Letter of Transmittal guaranteed if required by Instruction 1 of the Letter of Transmittal;

•	deliver the Letter of Transmittal (or a manually signed facsimile) and any other required documents or an Agent’s Message to Mellon Investor Services, LLC, which is acting as the Depositary, at its address set forth on the back cover of this Offer to Purchase; and

•	transfer the Warrants through book-entry transfer into the Depositary’s account at Depository Trust Company.

3. for Warrants that are registered in such warrantholder’s name and held as physical certificates:

•	complete and sign the Letter of Transmittal (or a manually signed facsimile) in accordance with the instructions in the Letter of Transmittal;

•	have such warrantholder’s signature on the Letter of Transmittal guaranteed if required by Instruction 1 to the Letter of Transmittal; and

•	mail or deliver the Letter of Transmittal (or a manually signed facsimile), the certificates for Warrants and any other required documents to the Depositary, at its address set forth on the back cover of this Offer to Purchase.

The Letter of Transmittal, the certificates for the Warrants and any other required documents must be received by the Depositary before the expiration of the Offer on November 14, 2005, unless the procedures for guaranteed delivery described in Section 3—“Procedure for Tendering Warrants” of this Offer to Purchase are followed.

Questions and requests for assistance may be directed to the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies.

This Offer to Purchase and the related Letter of Transmittal contain important information, and you should carefully read both in their entirety before making a decision with respect to the Offer.

i

SCHEDULE I—Additional Information Concerning the Purchaser

ii

SUMMARY TERM SHEET

Securities Sought: All outstanding Tranche B Warrants to purchase shares of Common Stock, no par value (the “Common Stock”), of GenTek and all outstanding Tranche C Warrants to purchase shares of Common Stock of GenTek.

Price Offered Per Warrant: $4.25 net per Tranche B Warrant and $4.75 net per Tranche C Warrant.

Scheduled Expiration of Offer: 12:00 midnight, New York City time, on November 14, 2005, unless extended.

The Purchaser:	ACP Acquisition, LLC, a Delaware limited liability company
Abrams Capital, LLC, a Delaware limited liability company
Great Hollow Partners, LLC, a Delaware limited liability company

QUESTIONS AND ANSWERS ABOUT THE TENDER OFFER

The following are some of the questions you, as a warrantholder of GenTek, may have and our answers to those questions. We urge you to read carefully the remainder of this Offer to Purchase and the Letter of Transmittal because the information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

Who is offering to buy my Warrants?

This Offer is being made by ACP Acquisition, LLC, a Delaware limited liability company, Abrams Capital, LLC, a Delaware limited liability company, and Great Hollow Partners, LLC, a Delaware limited liability company (together, the “Purchaser”). ACP Acquisition, LLC is a limited liability company formed for the purpose of making a tender offer for the Warrants. Abrams Capital, LLC and Great Hollow Partners, LLC are the managing members of ACP Acquisition, LLC and are principally engaged in the business of providing investment management services. See the “Introduction” to this Offer to Purchase and Section 9—“Certain Information Concerning the Purchaser.”

What are the classes and amounts of securities being sought in the Offer?

In this Offer to Purchase, we are offering to purchase all of the outstanding Tranche B Warrants and all of the outstanding Tranche C Warrants of GenTek. Based on GenTek’s last quarterly report on Form 10-Q, as of June 30, 2005:

•	there were 619,095 Tranche B Warrants outstanding, each Tranche B Warrant entitles the holder to purchase 3.2275 shares of Common Stock at an exercise price of $19.98 per share, representing the right to purchase up to an aggregate 1,998,129 shares of Common Stock of GenTek, and

•	there were 302,360 Tranche C Warrants outstanding, each Tranche C Warrant entitles the holder to purchase 3.2275 shares of Common Stock for an exercise price of $22.03 per share, representing the right to purchase up to an aggregate of 975,868 shares of Common Stock of GenTek. See the “Introduction” to this Offer to Purchase and Section 1—“Terms of the Offer.”

On the date of this Offer to Purchase, we do not beneficially own any Tranche B Warrants or Tranche C Warrants. We beneficially own an aggregate 238,674 shares of Common Stock of GenTek, representing approximately 2.4% of the outstanding shares of Common Stock of GenTek. We are not making an offer to purchase any shares of Common Stock of GenTek.

How much are you offering to pay and in what form of payment?

In this Offer to Purchase, we are offering to pay $4.25 for each Tranche B Warrant and $4.75 for each Tranche C Warrant, in each case, net to you in cash, without interest. Our Offer represents a premium of 30.8% over the closing sales price of the Tranche B Warrants as reported by the OTC Bulletin Board (“OTCBB”) on October 13, 2005, which was the last day that the Tranche B Warrants traded prior to the Offer and a premium of 35.7% over the closing sales price of the Tranche C Warrants as reported by the OTCBB on October 13, 2005, which was the last day that the Tranche C Warrants traded prior to the Offer. See Section 1—“Terms of the Offer.”

Will I have to pay any fees or commissions?

If you are the record owner of your Warrants and you tender your Warrants to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Warrants through a broker or other nominee, and your broker tenders your Warrants on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the “Introduction” to this Offer to Purchase.

Do you have the financial resources to make payment?

Yes. If all of the outstanding Warrants are purchased, our aggregate purchase price will be approximately $4,067,363.75. We have sufficient cash funds on hand to purchase any and all Warrants validly tendered, and not withdrawn, in the Offer. The Offer is not conditioned upon any financing arrangements. See Section 10—“Source and Amount of Funds.”

Why are you making this Offer to Purchase?

We are making this Offer for investment purposes in the ordinary course of our business of investing in securities. Our intent is to acquire the Warrants at a price that may allow us ultimately to realize a profit from owning the Warrants acquired under the Offer or the underlying shares of Common Stock purchasable upon exercise of the Warrants. The Offer represents a more effective manner for us to acquire the Warrants given the lack of liquidity in the trading market for the Warrants. We are not seeking to acquire the Warrants with the purpose or effect of changing or influencing the control of GenTek, or in connection with or as a participant in any transaction having that purpose or effect. In the ordinary course of our business, however, we will review our investment in GenTek from time to time and we reserve the right, based on all relevant factors and subject to applicable law, at any time and from time to time, to reconsider our position, change our purpose, take other actions or formulate and implement plans or proposals with respect to our investment, including taking courses of action with the purpose or effect of changing or influencing control of GenTek. See Section 12—“Purpose of the Offer; Plans for GenTek; Other Matters.”

Is your financial condition relevant to my decision to tender in the Offer?

No. We believe our financial condition is not relevant to your decision as to whether to tender your Warrants into the Offer based on the following: (a) the consideration offered consists solely of cash; (b) the Offer is not subject to any financing condition; (c) we have sufficient cash funds on hand to purchase any and all Warrants validly tendered in the Offer; and (d) the Offer is for all of the outstanding Tranche B Warrants and all of the outstanding Tranche C Warrants. See Section 10—“Source and Amount of Funds.”

How long do I have to decide whether to tender in the Offer?

Unless we extend the expiration date of the Offer, you will have until 12:00 midnight, New York City time, on November 14, 2005, to decide whether to tender your Warrants in the Offer. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See Section 1—“Terms of the Offer” and Section 3—“Procedure for Tendering Warrants.”

Will all of the Warrants I tender be accepted by the Purchaser?

The Purchaser desires to purchase all of the outstanding Tranche B Warrants and Tranche C Warrants of GenTek. If the number of Warrants validly tendered and not properly withdrawn on or prior to November 14, 2005 is less than all of the Warrants, we will purchase all Warrants so tendered and not withdrawn, upon the terms and subject to the conditions of the Offer. See Section 1—“Terms of the Offer” and Section 2—“Acceptance for Payment and Payment for Warrants.”

Can the Offer be extended and under what circumstances?

The Offer may be extended beyond 12:00 midnight, New York City time, on November 14, 2005 if, at that time, any of the conditions to our obligation to purchase Warrants in the Offer has not been satisfied or waived or if any rule, regulation or interpretation of the SEC applicable to the Offer requires that it be extended.

We may also elect to provide a “subsequent offering period” for the Offer. A subsequent offering period, if we include one, will be an additional period of time beginning after we have purchased the Warrants tendered during the Offer, during which holders may tender their Warrants and receive payment for Warrants validly tendered. If we decide to provide a subsequent offering period, we will make a public announcement of our decision. We do not currently intend to include a subsequent offering period, although we reserve the right to do so. See Section 1—“Terms of the Offer.”

How will I be notified if the Offer is extended?

If we extend the Offer, we will inform Mellon Investor Services, LLC, the depositary for the Offer (the “Depositary”), and make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the business day after the day on which the Offer was scheduled to expire. We intend to make the announcement by issuing a press release through PR Newswire. See Section 1—“Terms of the Offer.”

Are there significant conditions to the Offer?

The Offer is not conditioned upon any minimum number of Warrants being tendered. The Offer is also not conditioned upon any required financing. As such, we believe that there are no significant conditions to the Offer. There are, however, certain other customary conditions to the Offer, including the condition that we shall be satisfied, in our reasonable discretion, that the restrictions on transfer contained in GenTek’s certificate of incorporation will not apply (as a result of action by the Company’s board of directors, by expiration of the restrictions or otherwise) to our purchase of Warrants under this Offer or our exercise of the Warrants so acquired and that on or after October 17, 2005 and before the expiration of the Offer, there shall not have occurred any material adverse change to GenTek. See Section 15—“Conditions of the Offer.”

How do l tender my Warrants?

To tender Warrants, you must deliver the certificates representing your Warrants or confirmation of a book-entry transfer of such Warrants into the Depositary’s account at the Book-Entry Transfer Facility as described in Section 2—“Acceptance for Payment and Payment for Warrants,” together with a completed Letter of Transmittal, to the Depositary, not later than the time the Offer expires. If your Warrants are held in street name, the Warrants can be tendered by your nominee through the Depositary. If you cannot deliver a required item to the Depositary by the expiration of the Offer, you may be able to obtain extra time to do so by having a broker, a bank or other fiduciary that is a member of the Security Transfer Agent Medallion Signature Program guarantee that the missing items will be received by the Depositary within three trading days. However, the Depositary must receive the missing items within that three day period or your Warrants will not be validly tendered. See Section 3—“Procedure for Tendering Warrants.”

How do I withdraw previously tendered Warrants?

To withdraw Warrants, you must deliver a written notice of withdrawal (or facsimile thereof) with the required information to the Depositary while you still have the right to withdraw the Warrants. See Section 4—“Withdrawal Rights.”

Until what time may I withdraw Warrants that I have tendered?

If you tender your Warrants, then you may withdraw them at any time until the Offer has expired. In addition, if we have not accepted your Warrants for payment by December 15, 2005, you may withdraw them at any time after such date until we accept them for payment. The right to withdraw will not apply to any subsequent offering period, if one is provided. See Section 1—“Terms of the Offer” and Section 4—“Withdrawal Rights.”

When and how will I be paid for my tendered Warrants?

Subject to the terms and conditions of the Offer, we will pay for all validly tendered and not withdrawn Warrants promptly after the expiration of the Offer. We will not accept for payment and pay for certain Warrants in the event that (1) Warrants are validly tendered but withdrawn by the tenderor or (2) any condition to the Offer is not satisfied or waived. In the case of (2), we will determine satisfaction or waiver of all conditions on or prior to the expiration of the Offer. See Section 1 “Terms of the Offer.”

We will pay for your validly tendered and not withdrawn Warrants by depositing the applicable purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Warrants will be made only after timely receipt by the Depositary of certificates for such Warrants (or of a confirmation of a book-entry transfer of such Warrants as described in Section 2—“Acceptance for Payment and Payment for Warrants”), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents for such Warrants. See Section 2—“Acceptance for Payment and Payment for Warrants.”

What does the board of directors of GenTek think of the Offer?

GenTek’s Board of Directors has not approved this Offer or otherwise commented on it as of the date of this Offer to Purchase. Within 10 business days after the date of this Offer to Purchase, GenTek is required by law to publish, send or give to you (and file with the SEC) a statement as to whether it recommends acceptance or rejection of the Offer, that it has no opinion and is remaining neutral toward the Offer or that it is unable to take a position with respect to the Offer. See the “Introduction” to this Offer to Purchase and Section 11—“Background of the Offer; Past Contacts, Negotiations and Transactions.”

Have any GenTek warrantholders agreed to tender their Warrants?

No. The Offer is being made pursuant to a Schedule TO filed with the SEC, of which this Offer to Purchase is a part. We have no agreements with any warrantholder to tender its Warrants in the Offer. Thus, no warrantholders have yet agreed to tender their Warrants.

If the Offer is consummated, will the Warrants continue to trade on the OTCBB and will GenTek Common Stock continue to trade publicly?

We are seeking to purchase all of the outstanding Tranche B Warrants and all of the outstanding Tranche C Warrants of GenTek. If the Offer is consummated, we would expect the number of warrantholders to be reduced and the number of Tranche B Warrants and Tranche C Warrants that might otherwise trade publicly to be reduced. We cannot predict whether such reductions will have an adverse or beneficial effect on the market price for, or marketability of, the Tranche B Warrants and the Tranche C Warrants or whether such reductions will cause future market prices to be greater or less than the prices paid in the Offer for the Tranche B Warrants and

Tranche C Warrants. We cannot predict whether the reduction in the number of Tranche B Warrants and Tranche C Warrants in the hands of the public would cause the Warrants to no longer be eligible for trading on the OTCBB. See Section 7—“Effect of the Offer on the Market for the Warrants; OTCBB Trading; Exchange Act Registration; Margin Regulations.”

We are not making an offer to purchase any of the shares of Common Stock of GenTek. We are seeking to purchase all of the outstanding Tranche B Warrants and Tranche C Warrants of GenTek, which if all such Warrants are exercised would result in the purchase of 2,973,997 shares of Common Stock of GenTek. As last publicly reported by GenTek, there were 10,089,478 shares of Common Stock of GenTek outstanding as of July 29, 2005 and, accordingly, the shares of Common Stock issuable upon the exercise of all outstanding Warrants would represent approximately 22.8% of the outstanding Common Stock upon such exercise. We cannot predict whether this Offer to purchase the Warrants will have an adverse or beneficial effect on the market price for, or marketability of, the share of Common Stock of GenTek currently traded on the Nasdaq National Market.

What is the market value of my Warrants as of a recent date?

On October 13, 2005, the last date that Tranche B Warrants traded before we announced the Offer, the last sale price of GenTek’s Tranche B Warrants was $3.25 per Tranche B Warrant and on October 13, 2005, the last date that Tranche C Warrants traded before we announced the Offer, the last sale price of GenTek’s Tranche C Warrants was $3.50 per Tranche C Warrant, each sale price as reported on the OTCBB. We advise you to obtain a recent quotation for the Warrants in deciding whether to tender your Tranche B Warrants or Tranche C Warrants. See Section 6—“Price Range of the Warrants.”

What are the federal tax consequences of participating in the Offer?

In general, your sale of Warrants pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. You should consult your tax advisor about the tax consequences to you of participating in the Offer in light of your particular circumstances. See Section 5—“United States Federal Income Tax Consequences.”

Whom can I talk to if I have questions about the Offer?

You may contact our Information Agent, D.F. King & Co., Inc., at (800) 487-4870.

To the Holders of Tranche B Warrants and the Holders of Tranche C Warrants of GenTek Inc.

INTRODUCTION

ACP Acquisition, LLC, a Delaware limited liability company, Abrams Capital, LLC, a Delaware limited liability company, and Great Hollow Partners, LLC, a Delaware limited liability company (together, the “Purchaser”), hereby are making an offer to purchase:

•	all of the outstanding Tranche B Warrants (the “Tranche B Warrants”) to purchase shares of Common Stock, no par value (the “Common Stock”), of GenTek Inc., a Delaware corporation (“GenTek” or the “Subject Company”) at a purchase price of $4.25 per Tranche B Warrant, and

•	all of the outstanding Tranche C Warrants (the “Tranche C Warrants” and together with the Tranche B Warrants, the “Warrants”) to purchase shares of Common Stock of GenTek at a purchase price of $4.75 per Tranche C Warrant, in each case, net to the seller in cash, without interest thereon (such price, or any such higher price per Tranche B Warrant or Tranche C Warrant as may be paid in the Offer, referred to herein as the “Tranche B Offer Price” and the “Tranche C Offer Price”, respectively) upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).

According to GenTek’s recent publicly filed quarterly report on Form 10-Q, as of June 30, 2005:

•	there were 619,095 Tranche B Warrants outstanding, each Tranche B Warrant entitling the holder to purchase 3.2275 shares of Common Stock at an exercise price of $19.98 per share, representing the right to purchase up to an aggregate 1,998,129 shares of Common Stock of GenTek, and

•	there were 302,360 Tranche C Warrants outstanding, each Tranche C Warrant entitling the holder to purchase 3.2275 shares of Common Stock for an exercise price of $22.03 per share, representing the right to purchase up to an aggregate of 975,868 shares of Common Stock of GenTek.

Tendering warrantholders whose Warrants are registered in their own names and who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the sale of Warrants pursuant to the Offer. The Purchaser will pay all fees and expenses incurred in connection with the Offer by Mellon Investor Services, LLC, which is acting as the depositary for the Offer (the “Depositary”), and D.F. King & Co., Inc., which is acting as the information agent for the Offer (the “Information Agent”). See Section 16—“Fees and Expenses.”

The U.S. federal tax consequences of the sale of Warrants pursuant to the Offer are described in Section 5—“United States Federal Income Tax Consequences.”

The information concerning GenTek contained in this Offer to Purchase has been taken from or based upon publicly available information. Although we do not have any knowledge that any such information concerning GenTek is untrue, we take no responsibility for the accuracy or completeness of such information or for any failure by GenTek to disclose events that may have occurred and may affect the significance or accuracy of any such information.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

THE TENDER OFFER

1. Terms of the Offer

Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay $4.25 per Tranche B Warrant and $4.75 per Tranche C Warrant, in each case, net to the seller in cash, without interest thereon, for Tranche B Warrants and Tranche C Warrants validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 4—“Withdrawal Rights.” The term “Expiration Date” means 12:00 midnight, New York City time, on November 14, 2005 unless and until we extend the period of time for which the Offer is open, in which event the term “Expiration Date” means the latest time and date at which the Offer, as so extended by us, expires. We do not currently intend to provide a subsequent offering period, although we reserve the right to do so.

We may, without the consent of GenTek, extend the Offer by giving oral or written notice of such extension to the Depositary if:

•	at the Expiration Date, any of the conditions to the Purchaser’s obligation to purchase Warrants in the Offer has not been satisfied or waived; or

•	any rule, regulation or interpretation of the United States Securities and Exchange Commission (the “SEC”) or the staff thereof applicable to the Offer requires that the Offer be extended.

Under no circumstances will interest be paid on the Tranche B Offer Price for tendered Tranche B Warrants or the Tranche C Offer Price for the Tranche C Warrants, regardless of any extension of or amendment to the Offer, or any delay in paying for such Warrants.

We may, at any time and from time to time prior to the Expiration Date, waive any condition to the Offer or modify the terms of the Offer, by giving oral or written notice of such waiver or modification to the Depositary.

If by 12:00 midnight, New York City time, on November 14, 2005 (or any date or time then set as the Expiration Date), any or all of the conditions to the Offer have not been satisfied or waived, we, subject to the applicable rules and regulations of the SEC, may:

•	terminate the Offer and not accept for payment or pay for any Warrants and return all tendered Warrants to tendering warrantholders;

•	waive any of the unsatisfied conditions of the Offer, to the extent permitted by applicable law, and subject to complying with applicable rules and regulations of the SEC and its staff applicable to the Offer, accept for payment and pay for all Warrants validly tendered and not withdrawn prior to the Expiration Date;

•	except as set forth above, extend the Offer and, subject to the right of warrantholders to withdraw Warrants until the Expiration Date, if any, retain the Warrants that have been tendered during the period or periods for which the Offer is open or extended; or

•	except as set forth above, amend the Offer.

If we extend the Offer, or if the Purchaser (whether before or after its acceptance for payment of Warrants) is delayed in its purchase of or payment for Warrants or is unable to pay for Warrants pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Warrants on our behalf, and such Warrants may not be withdrawn except to the extent tendering warrantholders are entitled to withdrawal rights as described in Section 4—“Withdrawal Rights.” However, our ability to delay the payment for Warrants which the Purchaser has accepted for payment is limited by Rule 14e-l(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer. Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to holders of the Warrants). Without limiting our obligation under such Rule or the manner in which we may choose to make any public announcement, we currently intend to make announcements by issuing a press release through PR Newswire.

If we make a material change in the terms of the Offer or the information concerning the Offer or waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts, and circumstances then existing, including the relative materiality of the changed terms or information. In the SEC’s view, an offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to security holders and, if material changes are made with respect to information not materially less significant than the Tranche B Offer Price or the Tranche C Offer Price and the number of Warrants being sought, a minimum of ten business days may be required to allow adequate dissemination and investor response. The requirement to extend an offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. As used in this Offer to Purchase, “business day” has the meaning set forth in Rule 14d-1(g)(3) under the Exchange Act.

Under Exchange Act Rule 14d-11, we may, subject to certain conditions, provide a subsequent offering period of between three to 20 business days in length following the expiration of the Offer on the Expiration Date. A subsequent offering period would be an additional period of time, following the expiration of the Offer and the purchase of Warrants in the Offer, during which warrantholders may tender Warrants not tendered previously in the Offer. A subsequent offering period, if one is included, is not an extension of the Offer, which already will have expired.

We do not currently intend to include a subsequent offering period in the Offer, although we reserve the right to do so in our reasonable discretion. Under Exchange Act Rule 14d-7, no withdrawal rights apply to Warrants tendered during a subsequent offering period and no withdrawal rights apply during the subsequent offering period with respect to Warrants previously tendered in the Offer and accepted for payment. The Purchaser will pay the same consideration to warrantholders tendering Warrants in the Offer or in a subsequent offering period, if it includes one.

Pursuant to Rule 14d-5 under the Exchange Act and Section 220 of the Delaware General Corporation Law, requests are being made to GenTek to obtain GenTek’s warrantholder lists and security position listings for the purpose of disseminating the Offer to holders of Warrants. Upon compliance by GenTek with such requests, this Offer to Purchase and the related Letter of Transmittal will be mailed by GenTek or the Purchaser to record holders of Warrants and will be furnished by the Purchaser to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the securityholder lists or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Warrants.

2. Acceptance for Payment and Payment for Warrants

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and provided that the Offer has not been terminated as described in Section 1—“Terms of the Offer” of this Offer to Purchase, the Purchaser will accept for payment and will pay for Tranche B Warrants and Tranche C Warrants validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 4—“Withdrawal Rights” promptly after the Expiration Date.

The Purchaser will not accept certain Warrants in the event that (1) Warrants are validly tendered but properly withdrawn by the tenderor, or (2) any condition to the Offer is not satisfied or waived. In the case of (2), we will determine satisfaction of all conditions on or prior to the Expiration Date.

In all cases, payment for Warrants accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

•	the certificates for such Warrants, together with a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees; or

•	in the case of a transfer effected pursuant to the book-entry transfer procedures described in Section 3—“Procedure for Tendering Warrants,” a Book-Entry Confirmation and either a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message as described in Section 3—“Procedure for Tendering Warrants”; and

•	any other documents required under the Letter of Transmittal.

The per warrant consideration for the Tranche B Warrants paid to any holder of Tranche B Warrants in the Offer will be the highest consideration paid to any other holder of any Tranche B Warrants in the Offer and the per warrant consideration paid to any holder of Tranche C Warrants in the Offer will be the highest consideration paid to any other holder of any other any Tranche C Warrants.

For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Warrants properly tendered to the Purchaser and not properly withdrawn as, if and when we give oral or written notice to the Depositary of the Purchaser’s acceptance for payment of such Warrants pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Warrants accepted for payment pursuant to the Offer will be made by deposit of the Tranche B Offer Price and the Tranche C Offer Price, as applicable, with the Depositary, which will act as agent for tendering warrantholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering warrantholders. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering warrantholders, our obligation to make such payment shall be satisfied, and tendering warrantholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Warrants pursuant to the Offer. Under no circumstances will interest be paid on the Tranche B Offer Price or the Tranche C Offer Price to be paid by the Purchaser for the Tranche B Warrants or the Tranche C Warrants, respectively, regardless of any extension of the Offer or any delay in making such payment.

If any tendered Warrants are not accepted for payment pursuant to the terms and conditions of the Offer, for any reason, certificates representing such unpurchased Warrants will be returned, without expense to the tendering warrantholder (or, in the case of Warrants delivered by book-entry transfer of such Warrants into the Depositary’s account at the Book-Entry Transfer Facility (as defined below) pursuant to the procedures set forth in Section 3—“Procedure for Tendering Warrants,” the Depositary will notify the Book-Entry Transfer Facility of the Purchaser’s decision not to accept the Warrants and such Warrants will be credited to an account maintained at the Book-Entry Transfer Facility), promptly after the expiration or termination of the Offer.

If the Purchaser is delayed in its acceptance for payment of or payment for Warrants or is unable to accept for payment or pay for Warrants pursuant to the Offer, then, without prejudice to our rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act) the Depositary may, nevertheless, on our behalf, retain tendered Warrants, and such Warrants may not be withdrawn except to the extent tendering warrantholders are entitled to do so as described in Section 4—“Withdrawal Rights.” See Section 13—“Certain Legal Matters.”

3. Procedure for Tendering Warrants

Valid Tender. A warrantholder must follow one of the following procedures to validly tender Warrants pursuant to the Offer:

•	for Warrants held as physical certificates, the certificates for tendered Warrants, a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other documents required by the Letter of Transmittal must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date;

•	for Warrants held in book-entry form, either a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message (as defined below), and any other required documents, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase, and such Warrants must be delivered pursuant to the book-entry transfer procedures described below under “Book-Entry Transfer” and a Book-Entry Confirmation (as defined below) must be received by the Depositary, in each case on or prior to the Expiration Date; or the tendering warrantholder must comply with the guaranteed delivery procedures described below under “Guaranteed Delivery” prior to the Expiration Date.

The valid tender of Warrants pursuant to one of the procedures described above will constitute a binding agreement between the tendering warrantholder and the Purchaser upon the terms and subject to the conditions of the Offer.

The method of delivery of Warrants, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and risk of the tendering warrantholder. Warrants will be deemed delivered only when actually received by the Depositary (including, in the case of a Book-Entry Transfer, by Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Transfer. The Depositary will establish an account or accounts with respect to the Warrants at The Depository Trust Company (the “Book-Entry Transfer Facility”) for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility’s systems may make book-entry delivery of Warrants by causing the Book-Entry Transfer Facility to transfer such Warrants into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedure for such transfer. However, although delivery of Warrants may be effected through book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility, the properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and, any other required documents must, in any case, be received by the Depositary at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the tendering warrantholder must comply with the guaranteed delivery procedures described below for a valid tender of Warrants by book-entry. The confirmation of a book-entry transfer of Warrants into a Depositary’s account at the Book-Entry Transfer Facility as described above is referred to in this Offer to Purchase as a “Book-Entry Confirmation.”

The term “Agent’s Message” means a message, transmitted through electronic means by a Book-Entry Transfer Facility, in accordance with the normal procedures of the Book-Entry Transfer Facility and the Depositary, to and received by the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Warrants that are the subject of Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant. The term “Agent’s Message” shall also include any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary’s office. Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures does not constitute delivery to the Depositary.

Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (1) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3 includes any participant in the Book-Entry Transfer Facility’s systems whose name appears on a security position listing as the owner of the Warrants) of Warrants tendered therewith and such registered holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal or (2) if such Warrants are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent Medallion Signature Program or other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an “Eligible Institution” and, collectively, “Eligible Institutions”). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If a Warrant certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Warrant certificate not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered Warrant certificate must be endorsed or accompanied by appropriate transfer powers, in either case signed exactly as the name or names of the registered holders or owners appear on the Warrant certificate, with the signature(s) on the certificates or transfer powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 to the Letter of Transmittal.

Guaranteed Delivery. If a warrantholder desires to tender Warrants pursuant to the Offer and the Warrant certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary on or prior to the Expiration Date, such warrantholder’s tender may be effected if all the following conditions are met:

•	such tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, on or prior to the Expiration Date; and

•	the Warrant certificates (or a Book-Entry Confirmation), in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of a Letter of Transmittal), and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A “trading day” is any day on which the National Association of Security Dealers Automated Quotation System, Inc. (“NASDAQ”) is open for business.

The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail (or if sent by a Book-Entry Transfer Facility, a message transmitted through electronic means in accordance with the usual procedures of the Book-Entry Transfer Facility and the Depositary; provided, however, that if such notice is sent by a Book-Entry Transfer Facility through electronic means, it must state that the Book-Entry Transfer Facility has received an express acknowledgment from the participant on whose behalf such notice is given that such participant has received and agrees to become bound by the form of such notice) to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery made available by the Purchaser.

Other Requirements. Notwithstanding any other provision hereof, payment for Warrants accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (1) Warrant certificates (or a timely Book-Entry Confirmation), (2) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of a Letter of Transmittal) and (3) any other documents required by the Letter of Transmittal. Accordingly, tendering warrantholders may be paid at different times depending upon when Warrant certificates or Book-Entry Confirmations with respect to Warrants are actually received by the Depositary. Under no circumstances will interest be paid on the Tranche B Offer Price or the Tranche C Offer Price to be paid by the Purchaser for the Tranche B Warrants or Tranche C Warrants, respectively, regardless of any extension of the Offer or any delay in making such payment.

Appointment as Proxy. By executing the Letter of Transmittal (or a facsimile thereof) (or, in the case of a book-entry transfer, an Agent’s Message in lieu of a Letter of Transmittal), the tendering warrantholder will irrevocably appoint designees of the Purchaser as such warrantholder’s agents and attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such warrantholder’s rights with respect to the Warrants tendered by such warrantholder and accepted for payment by the Purchaser (and with respect to any and all other Warrants or other securities or rights issued or issuable in respect of such Warrants on or after the date of this Offer to Purchase). All such proxies will be considered coupled with an interest in the tendered Warrants. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Warrants tendered by such warrantholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such warrantholder with respect to such Warrants or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such warrantholder (and, if given, will not be deemed effective). When the appointment of the proxy becomes effective, the designees of the Purchaser will thereby be empowered to exercise all rights with respect to such Warrants and other securities or rights. The Purchaser reserves the right to require that, in order for Warrants to be deemed validly tendered, immediately upon the Purchaser’s acceptance for payment of such Warrants, the Purchaser must be able to exercise full consent and other rights with respect to such Warrants and other related securities or rights.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Warrants, including questions as to the proper completion or execution of any Letter of Transmittal (or facsimile thereof), Notice of Guaranteed Delivery or other required documents and as to the proper form for transfer of any certificate of Warrants, shall be resolved by us, in our reasonable discretion, whose determination shall be final and binding. We shall have the absolute right to determine whether to reject any or all tenders not in proper or complete form or to waive any irregularities or conditions, and our interpretation of the Offer to Purchase, the Letter of Transmittal and the instructions thereto and the Notice of Guaranteed Delivery (including without limitation the determination of whether any tender is complete and proper) shall be final and binding. If the Purchaser waives a condition with respect to one tender of Warrants, it will waive that condition for all other tenders of Warrants. No tender of Warrants will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, the Depositary, the Information Agent, GenTek or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

Backup Withholding. In order to avoid “backup withholding” of U.S. federal income tax on payments of cash pursuant to the Offer, a U.S. warrantholder surrendering Warrants in the Offer must, unless an exemption applies, provide the Depositary with such warrantholder’s correct taxpayer identification number (“TIN”) on a Substitute Form W-9, certify under penalties of perjury that such TIN is correct and provide certain other certifications. If a warrantholder does not provide such warrantholder’s correct TIN or fails to provide the required certifications, the Internal Revenue Service (the “IRS”) may impose a penalty on such warrantholder and payment of cash to such warrantholder pursuant to the Offer may be subject to backup withholding of 28%. All warrantholders surrendering Warrants pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Certain warrantholders (including, among others, corporations) are not subject to backup withholding but may be required to provide evidence of their exemption from backup withholding. Non-U.S. warrantholders should complete and sign the main signature form included as part of the Letter of Transmittal and an appropriate Form W-8 (instead of a Substitute Form W-9), a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

4. Withdrawal Rights

Except as provided in this Section 4, or as provided by applicable laws, tenders of Warrants are irrevocable.

Warrants tendered into the Offer may be withdrawn pursuant to the procedures set forth below at any time on or prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after December 15, 2005.

For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase and must specify the name of the person who tendered the Warrants to be withdrawn, the number and class of Warrants to be withdrawn and the name of the registered holder of the Warrants to be withdrawn, if different from the name of the person who tendered the Warrants. If certificates representing Warrants have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the tendering warrantholder must also submit the serial numbers shown on the particular certificates evidencing such Warrants and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution. If Warrants have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3—“Procedure for Tendering Warrants,” any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Warrants and otherwise comply with such Book-Entry Transfer Facility’s procedures. Withdrawals of tenders of Warrants may not be rescinded, and any Warrants properly withdrawn will no longer be considered properly tendered for purposes of the Offer. However, withdrawn Warrants may be re-tendered by again following one of the procedures described in Section 3—“Procedure for Tendering Warrants” any time on or prior to the Expiration Date.

If we provide a subsequent offering period following the Offer, no withdrawal rights will apply to Warrants tendered into such subsequent offering period under Rule 14d-11 of the Exchange Act. See Section 1—“Terms of the Offer.”

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by us, in our reasonable discretion, which determination will be final and binding. None of the Purchaser, the Depositary, the Information Agent, GenTek or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

The method for delivery of any documents related to a withdrawal is at the risk of the withdrawing warrantholder. Any documents related to a withdrawal will be deemed delivered only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

5. United States Federal Income Tax Consequences

The following is a summary of the United States federal income tax consequences to holders of Warrants whose Warrants are sold pursuant to the Offer. This discussion is for general information purposes only and does not address all aspects of United States federal income taxation that may be relevant to particular holders of Warrants in light of their specific investment or tax circumstances. The tax consequences to any particular warrantholder may differ depending on that warrantholder’s own circumstances and tax position. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations issued thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion applies only to holders who hold Warrants as “capital assets” within the meaning of section 1221 of the Code, and does not apply to holders who acquired their Warrant as compensation. In addition, this discussion does not apply to certain types of holders subject to special tax rules including, but not limited to, non-U.S. persons, insurance companies, tax-exempt organizations, banks and other financial institutions, brokers or dealers, holders who perfect their appraisal rights, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings or persons who hold their Warrants as a part of a straddle, hedge, conversion, or other integrated investment or constructive sale transaction. The tax consequences of the Offer to holders who hold their Warrants through a partnership or other pass-through entity generally will depend upon such holder’s status for United States federal income tax purposes and the activities of the partnership.

Each holder is urged to consult such holder’s tax advisor regarding the specific United States federal, state, local and foreign income and other tax consequences of the Offer in light of such holder’s specific tax situation.

The receipt of cash for Warrants pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. In general, a holder who receives cash in exchange for Warrants pursuant to the Offer will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the Warrants exchanged. Gain or loss will be determined separately for each block of Warrants (i.e., Warrants acquired at the same time and price) exchanged pursuant to the Offer. Such gain or loss will generally be capital gain or loss and will generally be long-term capital gain or loss if such Warrants have been held for more than one year at the time of disposition. However, such gain or loss will generally be short-term capital gain or loss if such Warrants have been held for one year or less at the time of disposition. In the case of a tendering individual warrantholder, long-term capital gains will generally be eligible for reduced rates of taxation. Unlike long-term capital gains, short-term capital gains of individuals are generally taxable at the same rates as ordinary income. The deductibility of capital losses is subject to limitations.

A warrantholder (other than certain exempt warrantholders including, among others, corporations) that receives cash for Warrants pursuant to the Offer generally will be subject to backup withholding at a rate equal to the fourth lowest rate applicable to ordinary income of unmarried individuals (under current law, the backup withholding rate is 28%) unless the warrantholder provides its TIN, certifies under penalties of perjury that such TIN is correct (or properly certifies that it is awaiting a TIN), certifies that it is not subject to backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. If the holder is an individual, the TIN is his or her social security number. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the U.S. federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the warrantholder by filing a U.S federal income tax return. A warrantholder that does not furnish a required TIN or that does not otherwise establish a basis for an exemption from backup withholding may be subject to a penalty imposed by the IRS. See “Backup Withholding” under Section 3—“Procedure for Tendering Warrants.” Each warrantholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding.

6. Price Range of the Warrants

The Warrants are principally quoted on the OTCBB. The Tranche B Warrants trade under the symbol “GETIZ” and the Tranche C Warrants trade under the symbol “GETIL”.

The following table sets forth, for each of the periods indicated (beginning with the first quarter the Tranche B Warrants commenced trading), the high and low reported sales price per Tranche B Warrant based on published financial sources.

	High	Low
Fourth Quarter 2003 (commencing November, 2003)	$5.00	$5.00
First Quarter 2004	$7.85	$3.05
Second Quarter 2004	$7.85	$7.00
Third Quarter 2004	$2.95	$2.95
Fourth Quarter 2004	$5.75	$1.00
First Quarter 2005	$8.00	$2.00
Second Quarter 2005	$6.50	$2.75
Third Quarter	$4.00	$2.40
Fourth Quarter 2005 (through October 14, 2005)	$3.75	$3.25

The following table sets forth, for each of the periods indicated (beginning with the first quarter the Tranche C Warrants commenced trading), the high and low reported sales price per Tranche C Warrant based on published financial sources.

	High	Low
Fourth Quarter 2003 (commencing November, 2003)	$6.80	$6.80
First Quarter 2004	$10.15	$4.05
Second Quarter 2004	$5.50	$5.10
Third Quarter 2004	$4.45	$4.45
Fourth Quarter 2004	$5.65	$1.75
First Quarter 2005	$7.90	$1.76
Second Quarter 2005	$5.55	$2.50
Third Quarter	$4.10	$2.10
Fourth Quarter (through October 14, 2005)	$3.80	$3.50

On October 13, 2005, the most recent date the Tranche B Warrants traded prior to the commencement of the Offer, the last reported sales price of the Tranche B Warrants on the OTCBB was $3.25 per warrant. On October 13, 2005, the most recent date the Tranche C Warrants traded prior to the commencement of the Offer, the last reported sales price of the Tranche C Warrants on the OTCBB was $3.50 per warrant. Warrantholders are urged to obtain a current market quotation for the Tranche B Warrants and Tranche C Warrants.

7. Effect of the Offer on the Market for the Warrants; OTCBB Trading; Exchange Act Registration;     Margin Regulations

Market for the Warrants. Our purchase of Tranche B Warrants and Tranche C Warrants pursuant to the Offer will reduce the number of holders of Tranche B Warrants and Tranche C Warrants of GenTek. Our purchase of Warrants in the Offer will also reduce the number of Tranche B Warrants and Tranche C Warrants that might otherwise trade publicly. Such reductions could adversely affect the liquidity and market value of the remaining Tranche B Warrants and/or Tranche C Warrants held by the public. We cannot predict whether the reduction in the number of Tranche B Warrants and Tranche C Warrants that might otherwise trade publicly will have an adverse or beneficial effect on the market price for, or marketability of, the Tranche B Warrants and the Tranche C Warrants or whether such reduction would cause future market prices to be greater or less than the prices paid in the Offer for the Tranche B Warrants and Tranche C Warrants.

We are not making an offer to purchase any of the shares of Common Stock of GenTek. If we acquire all the Warrants subject to this Offer we would have the right to purchase 2,973,997 shares of Common Stock of GenTek. As last publicly reported by GenTek, there were 10,089,478 shares of Common Stock of GenTek outstanding as of July 29, 2005 and, accordingly, the shares of Common Stock issuable upon the exercise of all outstanding Warrants would represent approximately 22.8% of the outstanding Common Stock upon such exercise. We cannot predict whether this Offer to purchase the Warrants will have an adverse or beneficial effect on the market price for, or marketability of, the share of Common Stock of GenTek publicly traded on the Nasdaq National Market.

OTC Bulletin Board. The Warrants are currently quoted on the OTCBB. Under the OTCBB’s published guidelines, the Warrants may continue to be eligible for quotation on the OTCBB if, among other things, GenTek continues to remain current in its financial reporting with the SEC and one or more market makers continue to maintain a market in the Warrants. If the Offer is consummated, we would expect the number of warrantholders to be reduced and the number of Tranche B Warrants and Tranche C Warrants that might otherwise trade publicly to be reduced. We cannot predict whether such reductions would cause the Warrants no longer to be eligible for quotation on the OTCBB. If as a result of the purchase of Warrants in the Offer or otherwise, the Warrants cease to be quoted on the OTCBB, the market for the Warrants could be adversely affected. It is possible that the Warrants would be traded in a local or regional over-the-counter market and that price quotations for the Warrants would be reported by other sources. The extent of any public market for the Warrants and the availability of such quotations would, however, depend upon the number of holders of Warrants, the aggregate market value of the Warrants remaining at such time, the interest in maintaining a market in the Warrants on the part of securities firms, and other factors.

Registration under the Exchange Act; Margin Regulation. The Warrants are not currently registered under the Exchange Act and are not “margin securities” as such term is defined under the rules of the Board of Governors of the Federal Reserve System. We believe the Offer to purchase the Warrants will not adversely affect the registration of the Common Stock of GenTek under the Exchange Act or the designation of the Common Stock of GenTek as margin securities (to the extent such Common Stock is presently eligible for such designation).

8. Certain Information Concerning GenTek

General. GenTek is a Delaware corporation. GenTek is a holding company and its subsidiaries manufacture industrial components and performance chemicals. GenTek’s subsidiaries operate through two primary business segments: manufacturing and performance products. The manufacturing segment provides a broad range of engineered components and services to three principal markets: automotive, appliance and electronic, and industrial. The performance products segment provides a broad range of value-added chemical products and services to four principal markets: environmental services, pharmaceutical and personal care, technology and chemical processing. GenTek’s products are frequently highly engineered and are important components of, or provide critical attributes to, GenTek’s customers’ end products or operations. GenTek operates over 60 manufacturing and production facilities located primarily in the U.S., Canada, Mexico and India with additional operations in Germany and the United Kingdom. GenTek’s principal executive offices are located at 90 East Halsey Road, Parsippany, New Jersey. GenTek has no independent operations and, therefore, is dependent upon cash flow from its subsidiaries to meet its obligations.

Available Information. GenTek is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning GenTek’s directors and officers, their remuneration, options granted to them, the principal holders of GenTek’s securities and any material interests of such persons in transactions with GenTek is required to be disclosed in proxy statements distributed to GenTek’s shareholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such information should be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC’s principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information relating to GenTek that have been filed via the EDGAR System. The historical information concerning GenTek contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC. None of the Purchaser, the Depositary or the Information Agent assumes responsibility for the accuracy or completeness of the information concerning GenTek contained in such documents and records or for any failure by GenTek to disclose events that may have occurred or may affect the significance or accuracy of any such information but that are unknown to the Purchaser.

9. Certain Information Concerning the Purchaser

The Purchaser. ACP Acquisition, LLC, a Delaware limited liability company (“ACP”), will purchase the Warrants under this Offer. ACP is a newly organized company, formed for the purpose of acquiring the Warrants. To date, ACP has engaged in no activities other than those incident to its formation and the commencement of this Offer.

Abrams Capital, LLC, a Delaware limited liability company (“Abrams Capital”), is principally engaged in the business of providing investment management services, including serving as the General Partner of each of Abrams Capital Partners I, L.P., a Delaware limited partnership (“Abrams Capital I”), Abrams Capital Partners II, L.P., a Delaware limited partnership (“Abrams Capital II”) and Whitecrest Partners, L.P., a Delaware limited partnership (“Whitecrest”). Abrams Capital is a managing member of ACP.

Great Hollow Partners, LLC, a Delaware limited liability company (“Great Hollow Partners”), is principally engaged in the business of providing investment management services, including serving as the General Partner of Great Hollow International, L.P., a Cayman Islands limited partnership (“Great Hollow” and, together with Abrams Capital I, Abrams Capital II and Whitecrest, the “Funds”) and other private investment funds. Great Hollow Partners is a managing member of ACP.

Each of the Funds holds nonvoting membership interests in ACP. The Funds are private investment funds principally engaged in the business of making investments.

The business address and principal executive offices of the ACP, Abrams Capital, Great Hollow Partners and the Funds is 222 Berkeley Street, 22nd Floor, Boston, Massachusetts 02116 and the telephone number of such principal executive office is (617) 646-6100.

The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the executive officers and managing members of ACP, Abrams Capital, Great Hollow Partners and the Funds are set forth in Schedule I hereto.

We currently do not beneficially own any Tranche B Warrants or Tranche C Warrants. As of the date of this Offer to Purchase, Abrams Capital I owns 15,500 shares of Common Stock of GenTek, Abrams Capital II owns 172,074 shares of Common Stock of GenTek, Whitecrest owns 35,800 shares of Common Stock of GenTek and Great Hollow owns 15,300 shares of Common Stock of GenTek. In their capacity as investment advisers to the Funds, Abrams Capital and Great Hollow Partners are deemed to beneficially own 223,374 and 15,300 shares of Common Stock of GenTek, respectively, which are directly held by the Funds, representing in the aggregate approximately 2.4% of the total shares of Common Stock of GenTek outstanding as of the date of this Offer to Purchase. Except as described in this Offer to Purchase or Schedule I to this Offer to Purchase (a) neither the Purchaser, the Funds nor, to the knowledge of the Purchaser, any of the persons listed in Schedule I or any associate or affiliate of the Purchaser, the Funds or of any of the persons so listed, beneficially owns or has a right to acquire any Warrants or any other equity securities of GenTek and (b) neither the Purchaser, nor, to the knowledge of the Purchaser, any of the Funds or the persons or entities referred to in clause (a) above or any of their executive officers, directors or subsidiaries has effected any transaction in the Warrants or any other equity securities of GenTek during the past 60 days.

Except as described in this Offer to Purchase neither we nor, to our knowledge, the Funds or any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of GenTek (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations).

Except as set forth in this Offer to Purchase, none of us nor, to our knowledge, any of the Funds or the persons listed on Schedule I to this Offer to Purchase, has had any business relationship or transaction with GenTek or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between any of us or, to our knowledge, any of the Funds or the persons listed in Schedule I to this Offer to Purchase, on the one hand, and GenTek or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets. None of the persons listed in Schedule I has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the persons listed in Schedule I has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Available Information. Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO.

10. Source and Amount of Funds

The Offer is not conditioned upon any financing arrangements. We will need approximately $4 million to purchase all of the outstanding Warrants pursuant to the Offer plus any related transaction fees and expenses. The Purchaser will acquire all such funds from cash on hand and will not borrow any portion of such funds. Abrams Capital and Great Hollow Partners have available through the Funds sufficient cash on hand, and they will cause ACP to have sufficient cash funds available, to purchase any and all Warrants validly tendered, and not withdrawn, in the Offer. We do not need the consent or approval of any investor or other third party to use such cash on hand to pay the purchase prices in the Offer (and related fees and expenses).

Because the only consideration in the Offer is cash, we have sufficient cash funds on hand to purchase all validly tendered Warrants, the Offer is to purchase all of the outstanding Tranche B Warrants and Tranche C Warrants and the Offer is not subject to a financing condition, we believe our financial condition is not material to a decision by a holder of Warrants whether to sell, tender or hold Warrants pursuant to the Offer.

11. Background of the Offer; Past Contacts, Negotiations and Transactions

Abrams Capital has had a relationship with GenTek’s President and Chief Executive Officer, William Redmond, dating back to March 2003. In March 2003, Abrams Capital wrote a letter to the Chief Executive Officer and the Chief Financial Officer of Arch Wireless, Inc., a provider of wireless messaging services (“Arch Wireless”), regarding a number of proposals contained in the company’s preliminary proxy statement. The board of directors of Arch Wireless (the “Arch Board”), including Mr. Redmond, was copied on this correspondence. In early April 2003, three Arch Board members, including Mr. Redmond, met with David Abrams and Travis Rhodes of Abrams Capital at the offices of Abrams Capital to discuss the proposals contained in the March letter. Following this meeting, the issues of concern were resolved to the satisfaction of Abrams Capital.

Following these discussions with the members of the Arch Board, Abrams Capital continued to engage in discussions with members of the Arch Board, including Mr. Redmond, concerning the strategic direction of Arch Wireless. In this regard, Abrams Capital supported the decision of the Arch Board to merge with Metrocall Holdings, Inc. As part of these discussions in March, 2004, Mr. Redmond contacted Mr. Abrams to ask if he would serve with Mr. Redmond on the combined company’s board of directors following the merger, and Mr. Abrams agreed to serve as a director.

On May 24, 2005, Mr. Redmond informed the board of directors of the combined company (now known as USA Mobility, Inc. (“USA Mobility”)) that he had accepted the role of President and CEO of an unnamed public company and that it would require his resignation from the board of directors of USA Mobility. By press release that same day, GenTek announced the appointment of Mr. Redmond as its President and CEO. Thereafter, Abrams Capital conducted diligence on GenTek’s business and operations based on publicly available information and concluded that, under Mr. Redmond’s leadership, GenTek would be a good investment for its funds.

On August 17, 2005, Messrs. Abrams and Rhodes met with Mr. Redmond and a consultant in New York City to discuss the work that the consultant had done for USA Mobility. The consultant had been hired by USA Mobility with the support of USA Mobility’s board of directors after an initial introduction by Mr. Redmond. Following that meeting Messrs. Abrams, Rhodes, and Redmond had dinner together during which a number of topics were discussed, including GenTek’s business. Messrs. Rhodes and Abrams informed Mr. Redmond that Abrams Capital had purchased shares of GenTek Common Stock in the open market over the past few weeks and their intention was to acquire more if and when the opportunity presented itself. Messrs. Abrams and Rhodes asked Mr. Redmond to convey that intent to any significant holders of GenTek Common Stock that may want to sell.

On August 31, 2005, Abrams Capital requested permission to acquire more than 4.75% of GenTek’s Common Stock pursuant to the requirement of GenTek’s certificate of incorporation and by-laws. By letter dated September 8, 2005, James Imbriaco, GenTek’s Vice President and General Counsel, informed Abrams Capital that its request had been approved. On September 20, 2005, Mr. Abrams met with Henry L. Druker, a current member of the GenTek board of directors, in New York City. The purpose of the meeting was for business unrelated to GenTek, although GenTek was discussed. Specifically, Mr. Abrams and Mr. Druker discussed how Mr. Druker and his firm, Questor Management, came to be involved with GenTek.

There are no other contracts, agreements, or transactions, written or otherwise, between Abrams Capital or any of its affiliates, on the one hand, and GenTek, Mr. Redmond or any other affiliates of GenTek, on the other hand. Abrams Capital did not discuss its tender offer with Mr. Redmond or any other officer or director of GenTek prior to its public announcement other than to inform GenTek of the commencement of the Offer.

12. Purpose of the Offer; Plans for GenTek; Other Matters

We are making the Offer to purchase the Warrants for investment purposes with a view towards making a profit. Our intent is to acquire the Warrants at a price that may allow us ultimately to realize a profit from owning the Warrants acquired under the Offer or the underlying shares of Common Stock purchasable upon exercise of the Warrants. No independent party has been retained by us to evaluate or render any opinion with respect to the fairness of the Tranche B Offer Price or the Tranche C Offer Price and no representation is made as to the fairness of the Tranche B Offer Price or the Tranche C Offer Price. We expect to benefit from any one or a combination of the following: (i) the appreciation in the market value of Warrants acquired under the Offer and, if we exercise the Warrants, from (ii) the appreciation in the market value of the Common Stock and (iii) any future cash dividends paid to the holders of outstanding shares of Common Stock. The Offer represents a more effective manner for us to acquire Warrants given the lack of liquidity in the trading market for the Warrants. Following completion of the Offer, we and our affiliates may acquire additional Warrants, shares of Common Stock or other securities of GenTek through open market purchases, block trades, private purchases, one or more future tender offers, or by any other means deemed advisable upon such terms and at such prices as we may determine. We also reserve the right to dispose of Warrants that we acquire or any shares of Common Stock or other securities of GenTek we may acquire.

We are not seeking to acquire the Warrants with the purpose or effect of changing or influencing the control of GenTek, or in connection with or as a participant in any transaction having that purpose or effect. In the ordinary course of our business, we will review our investment in GenTek from time to time on the basis of various factors, including GenTek’s business, financial condition, results of operations and prospects, general economic and industry conditions, the securities markets in general and those for GenTek’s securities in particular, as well as other developments. In connection with the foregoing, and as may be appropriate from time to time, we will reexamine the feasibility and advisability of various alternative courses of action with respect to our investment in GenTek including, without limitation: (a) an acquisition by any person of additional GenTek securities or the disposition of any GenTek securities; (b) an extraordinary transaction, such as a merger, reorganization or liquidation, involving GenTek or any of its subsidiaries; (c) any purchase, sale or transfer of a material amount of assets of GenTek or any of its subsidiaries; (d) changes in the present board of directors or management of GenTek including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer; (e) a material change in the dividend rate or policy, or indebtedness or capitalization of GenTek; (f) other material changes in GenTek’s corporate structure or business; (g) changes in GenTek’s certificate of incorporation or bylaws or other governing instruments or other actions that may impede the acquisition of control of GenTek; (h) causing any class of GenTek’s securities to be delisted from a national securities exchange or to cease to be authorized to be quoted in an automated quotation system operated by a national securities association; (i) causing a class of equity securities of GenTek to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or (j) causing a suspension of GenTek’s obligation to file reports under Section 15(d) of the Exchange Act. We do not currently have any plans or proposals that relate to or would result in any of the actions specified in clause (a) through (j) above. We reserve the right, however, based on all relevant factors and subject to applicable law, at any time and from time to time, to review or reconsider our position, change our purpose, take other actions or formulate and implement plans or proposals with respect to any of the foregoing.

13. Certain Legal Matters

Except as described in this Section 13—“Certain Legal Matters,” based on information known by us, we are not aware of any license or regulatory permit that appears to be material to the business of GenTek that might be adversely affected by the Purchaser’s acquisition of Warrants as contemplated herein or of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required for the acquisition and ownership of Warrants by the Purchaser as contemplated herein. Should any such approval or other action be required, the Purchaser presently contemplates that such approval or other action will be sought, except as described below under “State Takeover Statutes.” Although the Purchaser does not presently intend to delay the acceptance for payment of or payment for Warrants tendered pursuant to the Offer pending the outcome of any such matter (except as otherwise described in this Offer to Purchase), there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to GenTek’s business or that certain parts of GenTek’s business might not have to be disposed of or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment or pay for any Warrants tendered. See Section 15—“Conditions of the Offer” for certain conditions of the Offer.

Transfer Restrictions. GenTek’s certificate of incorporation contains certain restrictions on the transfer of shares of its Common Stock, including transfer of certain warrants, rights and options to purchase shares of GenTek’s Common Stock to the extent provided in Treasury Regulation section 1.382-4 promulgated under the Code. These restrictions generally prohibit the following transfers of GenTek’s equity securities without notice to and the prior written consent of GenTek’s board of directors: (i) transfers to a person (including any group of persons making a coordinated acquisition) who beneficially owns, or would beneficially own after the transfer, more than 4.75% of the total value of GenTek’s outstanding equity securities, to the extent that the transfer would increase such person’s beneficial ownership above 4.75% of the total value of GenTek’s outstanding equity securities and (ii) transfers by a person (or group of persons having made a coordinated acquisition) who beneficially owns more than 4.75% of the total value of GenTek’s outstanding equity securities. GenTek’s board of directors may withhold its consent of any proposed transfer only if the board of directors, in its sole discretion, determines that the transfer creates a material risk of limiting certain tax benefits of GenTek. These transfer restrictions will remain in effect until the earlier of: (i) November 10, 2005 or (ii) such date as GenTek’s board of directors determines, in its sole discretion, that such restrictions are no longer necessary to protect tax benefits. We expect these transfer restrictions to lapse on November 10, 2005, which is prior to the Expiration Date of this Offer. As a result, we do not anticipate that the transfer restrictions contained in GenTek’s certificate of incorporation will restrict our ability to purchase the Warrants under this Offer or to exercise the Warrants so acquired. This Offer however remains subject to the condition that prior to consummating the Offer we are satisfied, in our reasonable discretion, that the transfer restrictions will not apply (whether by consent, waiver, lapse or otherwise) to our purchase of the Warrants pursuant to the Offer or to our exercise of such Warrants to acquire shares of Common Stock of GenTek.

State Takeover Statutes. A number of states have adopted laws and regulations that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or that have substantial assets, security holders, employees, principal executive offices or principal places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States (the “Supreme Court”) invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without the prior approval of the remaining shareholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of shareholders in the state and were incorporated there.

GenTek is incorporated under the laws of the State of Delaware. GenTek has elected to not be governed by Delaware’s antitakeover statute, Section 203 of the Delaware General Corporation Law. We do not believe that the antitakeover laws and regulations of any state will by their terms apply to the Offer, and we have attempted to comply with any state antitakeover statute or regulation. We reserve the right to challenge the applicability or validity of any state law purportedly applicable to the Offer, and nothing in this Offer to Purchase or any action taken in connection with the Offer is intended as a waiver of such right. If it is asserted that any state antitakeover statute is applicable to the Offer, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, we might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Warrants tendered pursuant to the Offer or may be delayed in consummating the Offer. In such case, the Purchaser may not be obligated to accept for payment, or pay for, any Warrant tendered pursuant to the Offer. See Section 15—“Conditions of the Offer.”

14. Dividends and Distributions

If, on or after October 17, 2005, GenTek should split, combine or otherwise change the Common Stock, the Warrants or its capitalization, acquire or otherwise cause a reduction in the number of outstanding shares of Common Stock or Warrants or issue or sell any additional Warrants or shares of Common Stock (other than shares of Common Stock issued pursuant to and in accordance with the terms in effect on October 17, 2005, of employee stock options outstanding prior to such date), shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights, or warrants, conditional or otherwise, to acquire, any of the foregoing, then, without prejudice to our rights under the Offer, we may, in our discretion, make such adjustments in the purchase price and other terms of the Offer as we deem appropriate including the number or type of securities to be purchased.

If, on or after October 17, 2005, GenTek should declare or pay any dividend on the shares of its Common Stock or any distribution with respect to the outstanding shares of its Common Stock (including the issuance of additional shares of Common Stock or other securities or rights to purchase of any securities) that is payable or distributable to shareholders of record on a date prior to the transfer of the Warrants to the name of the Purchaser or its nominee or transferee on GenTek’s transfer records of the Warrants purchased pursuant to the Offer, then, without prejudice to our rights under the Offer, we may, in our discretion, make such adjustments in the purchase price and other terms of the Offer as we deem appropriate.

15. Conditions of the Offer

Notwithstanding any other provision of the Offer, the Purchaser is not required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser’s obligation to pay for or return tendered Warrants promptly after termination or expiration of the Offer), pay for any Warrants, and may terminate or amend the Offer, if, at any time on or after October 17, 2005, and before the expiration of the Offer, any of the following conditions exist:

(1) any change occurs or is threatened (or any development occurs or is threatened involving a prospective change) in the business, assets, liabilities, financial condition, capitalization, ownership, operations, results of operations or prospects of GenTek or any of its affiliates that, in our reasonable discretion, is or may be materially adverse to GenTek or any of its affiliates, or we become aware of any facts, that in our reasonable discretion, have or may have material adverse significance with respect to (w) the value of GenTek or any of its affiliates, (x) the value of the Warrants to us, (y) a contractual right of GenTek or any of its affiliates, including any material impairment of any material contractual right or acceleration of any material amount of indebtedness of GenTek or any affiliate as a result of or in connection with the Offer or (z) the acceleration of rights due to anyone under any employment agreement with GenTek or any stock option or other employee benefit plan of GenTek;

(2) there is threatened, instituted or pending any action or proceeding by any government, governmental authority or agency or any other person, domestic or foreign, before any court or governmental authority or agency, domestic or foreign, (a) challenging or seeking to make illegal, to delay or otherwise, directly or indirectly, to restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some or all of the Warrants by the Purchaser, or (b) seeking to obtain material damages or otherwise directly or indirectly relating to the Offer;

(3) any action is taken, or any statute, rule, regulation, injunction, order or decree is proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer or the acceptance for payment of or payment for Warrants, by any court, government or governmental authority or agency, domestic or foreign, that, in our reasonable discretion, might, directly or indirectly, result in any of the consequences referred to in the preceding clause (2) above;

(4) there occurs (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (ii) any change in the general political, market, economic or financial conditions in the United States or abroad that, in our reasonable discretion, could have a material adverse effect on the business, financial condition or results of operations or prospects of GenTek and its subsidiaries, taken as a whole, (iii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, or (iv) the commencement of or material worsening of an existing war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any attack on, outbreak or act of terrorism involving the United States;

(5) we determine, in our reasonable discretion, that the restrictions on transfer contained in GenTek’s certificate of incorporation will apply to our purchase of the Warrants under this Offer or to our right to exercise the Warrants acquired in this Offer; or

(6) GenTek or any of its subsidiaries shall have, directly or indirectly: (A) split, combined or otherwise changed, or authorized or proposed a split, combination or other change of, the Common Stock or the Warrants or its capitalization; (B) acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, outstanding shares of Common Stock, the Warrants or other securities of GenTek; (C) issued or sold any additional Warrants or shares of Common Stock (other than shares of Common Stock issued pursuant to, and in accordance with the terms in effect on October 17, 2005, of employee stock options outstanding prior to such date), shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights, or warrants, conditional or otherwise, to acquire, any of the foregoing; (D) declared or paid, or proposed to declare or pay, any dividend or other distribution, whether payable in cash, securities or other property, on or with respect to any shares of capital stock of GenTek or issued, authorized, recommended or proposed the issuance or payment of any distribution; (E) altered or proposed to alter any material term of the Common Stock or any of the Warrants; or (F) amended or authorized or proposed any amendment to GenTek’s certificate of incorporation or bylaws or those of any of its subsidiaries;

each condition of which, in our reasonable discretion in any such case, makes it inadvisable to proceed with the Offer or with such acceptance for payment.

The Offer is not conditioned upon the valid tender of any minimum number of the Warrants. The foregoing conditions are for our sole benefit and may be asserted by us or may be waived by us in whole or in part at any time and from time to time in our reasonable discretion. We, however, will not have the ability to assert that a condition has not been satisfied if actions or omissions by us or any of our affiliates are the sole reason for the condition not being satisfied.

We expressly reserve the right, in our reasonable discretion and for any reason, to waive any or all of the conditions of the Offer, although we do not presently intend to do so.

16. Fees and Expenses

Except as set forth below, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Warrants pursuant to the Offer.

We have retained Mellon Investor Services, LLC to act as the Depositary in connection with the Offer. Such firm will receive reasonable and customary compensation for its services. The Purchaser has also agreed to reimburse such firm for certain reasonable out-of-pocket expenses and to indemnify such firm against certain liabilities in connection with its services, including certain liabilities under federal securities laws.

We have retained D.F. King & Co., Inc. to act as the Information Agent in connection with the Offer. Such firm will receive reasonable and customary compensation for its services. The Purchaser has also agreed to reimburse such firm for certain reasonable out-of-pocket expenses and to indemnify such firm against certain liabilities in connection with its services, including certain liabilities under federal securities laws.

We will not pay any fees or commissions to any broker or dealer or other person (other than the Information Agent) for making solicitations or recommendations in connection with the Offer. Brokers, dealers, banks and trust companies will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17. Miscellaneous

The Offer is being made to all holders of GenTek’s Tranche B Warrants and all holders of GenTek’s Tranche C Warrants. We are not aware of any jurisdiction in which the making of the Offer or the tender of Warrants in connection therewith would not be in compliance with the laws of such jurisdiction. If we become aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Warrants residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

We have filed with the SEC the Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with the exhibits thereto, furnishing certain additional information with respect to the Offer, and may file amendments thereto.

ACP Acquisition, LLC

Abrams Capital, LLC

Great Hollow Partners, LLC

October 17, 2005

SCHEDULE 1

ADDITIONAL INFORMATION CONCERNING

THE PURCHASER

The names of the executive officers/managers of the Purchaser and their present principal occupations or employment and material employment history for the past five years are set forth below. Each individual is a citizen of the United States, and his business address is 222 Berkeley Street, 22nd Floor, Boston, Massachusetts 02116.

Name	Position and Principal Occupation
David C. Abrams	Mr. Abrams has been the managing member of Abrams Capital, LLC since November 1998. Mr. Abrams has been the managing member of Great Hollow Partners, LLC since June 2003. Mr. Abrams serves on the board of directors of Global Signal Inc. and USA Mobility Inc.
Travis M. Rhodes	Mr. Rhodes has been an investment analyst at Abrams Capital, LLC since January 2003. Prior to joining Abrams Capital, Mr. Rhodes was employed by Fidelity Investments, in the Boston, Massachusetts office, in the high-yield and distressed bond area, initially as a lawyer and then as an investment analyst from 1999 to 2003. Before Fidelity, Mr. Rhodes was employed as an attorney at the law firm of Ropes & Gray.
Jason J. Price	Mr. Price has been the Chief Financial Officer of Abrams Capital, LLC since March 2001. Prior to joining Abrams Capital, Mr. Price was employed by the Audax Group, a private equity firm located in Boston, Massachusetts, where he was the Director of Finance from 1999 to 2001. Before Audax, Mr. Price worked for Fidelity Investments as a financial analyst and for Ernst & Young LLP as an auditor.

During the past 60 days, Abrams Capital, LLC, in its capacity as investment adviser to Abrams Capital Partners I, L.P., Abrams Capital Partners II, L.P. and Whitecrest Partners, L.P., has effected the following purchases of shares of Common Stock of GenTek, in each case through open market transactions:

Abrams Capital Partners I, L.P.

Date	Number of Shares Acquired	Price per Share ($)
8/22/05	4,800	13.55

Abrams Capital Partners II, L.P.

Date	Number of Shares Acquired	Price per Share ($)
8/22/05	53,600	13.55

Whitecrest Partners, L.P.

Date	Number of Shares Acquired	Price per Share ($)
8/22/05	11,100	13.55

During the past 60 days, Great Hollow Partners, LLC, in its capacity as investment adviser to Great Hollow International, L.P., and/or its affiliates, has effected the following purchases of shares of Common Stock of GenTek, in each case through open market transactions:

Date	Number of Shares Acquired	Price per Share ($)
8/22/05	4,800	13.55

Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for Warrants and any other required documents should be sent or delivered by each warrantholder of GenTek or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at the address set forth below.

The Depositary for the Offer is:

MELLON INVESTOR SERVICES, LLC

By Facsimile Transmission (for Eligible Institutions only): (201) 680-4626

Confirm Facsimile Transmission by Telephone: (201) 680-4860

General Inquiries by Telephone: (800) 279-0617

By Overnight Courier, Mail or by Hand:

Mellon Investor Services, LLC Newport Office Center VII 480 Washington Boulevard Mail Drop-Reorg. Attn: Reorganization Dept., 27th Floor Jersey City, NJ 07310

Questions and requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the Guidelines for Certification of Taxpayer Identification on Substitute Form W-9 may be directed to the Information Agent at the address and telephone number set forth below. Warrantholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

D.F. KING & CO., INC.

48 Wall Street

New York, NY 10005

Banks and Brokers Call Collect: (212) 269-5550

All Others Call Toll-Free: (800) 487-4870